Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-71595, 33-14926, 2-79636, 33-14925, 33-14927, 33-53478, 33-56487, 333-30763 and 333-50627) and Form S-3 (File No. 333-111452) of Chesapeake Corporation of our report dated March 1, 2005, except for the restatement described in Note 1 to the consolidated financial statements and the matter described in the fourth and fifth paragraphs of Management’s Report on Internal Control over Financial Reporting as to which the date is August 17, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Richmond, Virginia

August 17, 2005